Exhibit 4(uu)


                       Dated the 7th day of February 2005



                        PARTNER LINK INVESTMENTS LIMITED

                                       and

                              RICHLY LEADER LIMITED

                                       and

                            IPSWICH HOLDINGS LIMITED





           -----------------------------------------------------------
                                      DEED
                                       OF
                                RENTAL GUARANTEE
           -----------------------------------------------------------









                                Koo and Partners
                               in association with
                      PAUL, HASTINGS, JANOFSKY & WALKER LLP
                         21st Floor, Bank of China Tower
                                  1 Garden Road
                                    Hong Kong
                               Tel. No. 2867-9582
                                Fax No. 2111-9693
                 (REP: CON/57843-00002/MC/CPS/CCS -- PCCW Tower)



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THIS DEED is made this 7th day of February 2005

BETWEEN PARTNER LINK INVESTMENTS LIMITED a company incorporated under the laws of the British Virgin Islands with its registered office situate at P.O. Box No. 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (hereinafter called "the Vendor") of the first part; IPSWICH HOLDINGS LIMITED a company incorporated in the British Virgin Islands whose registered office is situate at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (hereinafter called "the Guarantor") of the second part And RICHLY LEADER LIMITED a company incorporated in Hong Kong whose registered office is situate at Unit B, 22nd Floor, Bank of China Tower, No. 1 Garden Road, Hong Kong (hereinafter called "the Purchaser") of the third part.

WHEREAS:-

(A) By an Agreement for Sale and Purchase dated the 21st day of December 2004 and made between the Vendor as vendor and the Purchaser as purchaser ("the Agreement"), the Vendor agreed to sell and the Purchaser agreed to purchase the Land and the Premises more particularly described in the Schedule hereto ("the Property") at a consideration of HK$2,808,000,000 and subject to the terms and conditions thereof.

(B) It is a term and condition of the Agreement that the parties hereto must enter into this Deed on completion of the sale and purchase of the Property.

NOW THIS DEED WITNESSETH as follows:-

1. In this Deed the following words and expressions shall have the following meanings ascribed to them whenever the context so permits:-

"Agent" shall mean Pacific Century Paramount Real Estate Company Limited which is a subsidiary of the Guarantor, appointed by the Purchaser at the request of the Vendor as the Purchaser's sole leasing agent and manager in relation to the leasing and management of the Property on the terms of the Deed of Appointment.

"Deed of Appointment" shall mean the Deed of Appointment of Leasing Agent and Manager (in the form set out in Appendix I of the Agreement) whereby the Purchaser appoints the Agent as the Purchaser's sole leasing agent in relation to the leasing of the Property and appoints the Agent as the manager in relation to the management of the Property.

"Force Majeure" shall mean the occurrence of fire water storm typhoon defective construction white ants earthquake subsidence of the ground or any calamity beyond the control of the Purchaser as Landlord or the Tenants/Licenses so as to render the Property or any part thereof unfit for commercial use or inaccessible or the Property or any part thereof shall be condemned as a dangerous structure or a demolition order or



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closing order has become operative in respect of the Property of any part thereof.

"Guaranteed Period" shall mean the period of 5 years commencing from the date immediately following the date of completion of the sale and purchase of the Property.

"Guaranteed Monthly Rental" shall mean HK$13,338,000 per month.

"Hong Kong" shall mean the Hong Kong Special Administrative Region of the People's Republic of China.

"Letting Agreements" shall mean licences, agreements for lease/tenancy and leases/tenancy agreements or renewal licences, tenancy agreements and leases in respect of the Property or any part(s) thereof

"Rents/Fees" shall mean rents licence fees and all sums of money payable under the Letting Agreements.

"Tenants/Licensees" shall mean tenants or licensees of the Property or any part(s) thereof

Words importing the singular number only shall, unless the context otherwise requires, be deemed to include the plural and vice versa and words importing the masculine gender Only shall, unless the context otherwise requires, be deemed to include the feminine and neuter genders and vice versa. Words importing persons shall include firms and corporations.

2. (1) Subject to the provisions of Clause 6, the Vendor hereby undertakes and covenants with the Purchaser that, on the date of completion and thereafter on the first business day of every month during the Guaranteed Period, the Vendor shall pay the Guaranteed Monthly Rental for that month (apportioned if the period is less than a month) to the Purchaser by way of a cheque drawn in favour of the Purchaser or by telegraphic transfer to a bank account in Hong Kong specified in writing by the Purchaser.

         (2) In consideration of the Vendor's undertakings and covenants under paragraph (1) above, the Purchaser hereby undertakes and covenants with the Vendor that all Rents/Fees payable during the Guaranteed Period will be paid to the Vendor.

3. For the avoidance of doubt, (a) the Guaranteed Monthly Rental is payable irrespective of the actual amount of Rents/Fees and other income received by the Agent and/or the Vendor from the Tenants/Licensees and the cost and expenses required to be expended by the Agent and/or the Vendor in respect of the Property; and (b) if the actual amount of net income referred to in paragraph
(a) above shall be greater than the Guaranteed Monthly Rental, the Vendor shall be entitled to retain the excess and the Purchaser shall have no claim against the Vendor whatsoever in respect of such excess.

4. (1) Except as provided in Clause 4(2), all the expenses payable incurred or to be incurred for or in respect of the Property during the Guaranteed Period will be borne by the Vendor and/or the Agent, including without limitation the following (irrespective

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of whether the same should be payable by the Tenants/Licensees under the Letting
Agreements):-

     (a) all management expenses to be incurred for the management of the Property, air-conditioning charges and other outgoings in respect of the Property including management fees and other sums payable to the Manager under the Lease and including goods and services tax and other similar turnover tax levied or chargeable on the Rents/Fees payable by the Tenants/Licensees under the Letting Agreements; and

     (b) all expenses, costs, outgoings and disbursements incurred by the Agent in performance of its obligations and in exercise of its powers wider the Deed of Appointment, which include but are not limited to all advertising and promotion fees, professional fees, commissions payable to estate agents, costs and expenses for repairing and maintaining the Property in tenantable repair and condition, reinstatement costs for the disabled toilets (save and except those costs and expenses of a capital or non-recurring nature, expenditure of works required by any order or notice issued on or after the date of the Agreement from any government department or other competent authority, property tax, profit tax, goods and services tax and other similar tax (levied or chargeable on the Guaranteed Monthly Rental, if any), premium payable on the insurance policy (if any) which shall be borne by the Purchaser), legal costs and stamp duty payable for the negotiation, preparation, execution and enforcement of all Letting Agreements.

     (2) The Purchaser shall be responsible for payment of any expenditure of a capital or non-recurring nature, any expenditure of works required by any order or notice issued on or after the date of the Agreement from any government department or other competent authority property tax, profit tax, goods and services tax and other similar tax (levied or chargeable on the Guaranteed Monthly Rental, if any), premium payable on the insurance policy (if any).

5. It is an essential condition of this Deed that the Deed of Appointment shall be executed by the Purchaser in favour of the Agent upon the execution of this Deed thereby empowering the Agent inter alia, to do such acts and things in relation to the leasing of the Property on the terms therein contained including but not limited to demand, collect, receive and recover from all present and future Tenants/Licensees of the Property the Rents/Fees from time to time and to account to the Vendor all such Rents/Fees actually received by the Agent in accordance with the terms of this Deed.

6.1 The Purchaser shall take out business interruption or loss of income insurance in respect of the Property ("BI Policy") with a reputable insurance company acceptable to the Guarantor (the "Insurer") effective from the date of this Deed for the Insured Amount for a disruption period of at least 12 months and on such other terms and conditions approved by the Guarantor, including but not limited to a condition that the policy may not be cancelled, modified or restricted without the prior written consent of the Guarantor. In this Clause, "Insured Amount" means the product of the Market Rent and 544,146; and "Market Rent" means, for each 12 month period commencing on the


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date of this Deed, the aggregate of the average open market rent and management fee, aft-conditioning charges and other sums payable by tenants per square foot per month for the Property prevailing on the first day of that period as determined by an independent firm of qualified surveyors in Hong Kong. The surveyors shall be jointly instructed by the Vendor and the Purchaser who shall bear the costs of the surveyors in equal shares. Provided that the Insured Amount for the first 12 month period commencing on the date of this Deed is agreed to be HK$13,168,333.

6.2 The Purchaser shall duly pay all premiums and other sums payable and take all necessary steps to keep the BI Policy in full force and effect and shall promptly deliver to the Vendor copies of all premium payment receipts and other notices or information relating to the BI Policy. The Purchaser shall not, without the prior written consent of the Vendor, waive, release, settle, compromise or abandon any claim under the BI Policy.

6.3 On the occurrence of any of the following events or circumstances, namely:

          (a) the Property or any part thereof at any time during the Guaranteed Period being damaged or destroyed by Force Majeure so as to be unfit for occupation and use such that under the terms of the Letting Agreements the Rent/Fees thereby reserved or a fair proportion thereof according to the nature and extent of the damage sustained is suspended; or

          (b) the Property or any part thereof at any time during the Guaranteed Period being damaged or destroyed by Force Majeure so as to be incapable of being let out

     (i) the Purchaser shall forthwith make a claim under the BI Policy and instruct the Insurer to pay the insurance proceeds to the Vendor in full or, if the proceeds were paid to the Purchaser, the Purchaser shall hold the same on trust for the Vendor and promptly pay the same over to the Vendor in full;

     (ii) if for any reason the Vendor does not receive the insurance proceeds for the loss of income for a particular month within the next 4 months, the Purchaser shall pay to the Vendor an amount equal to such insurance proceeds within 14 days and, for this purpose, the Purchaser hereby irrevocably authorize the Vendor to deduct such sum from the Guaranteed Monthly Rental next due and payable to the Purchaser provided that the Purchaser shall not be under any obligation to pay over insurance proceeds or to pay to the Vendor an amount equal to such insurance proceeds if the BI Policy is vitiated or rendered invalid or if payment of the policy moneys thereunder is refused as a result of any act or default of the Agent; and

    (iii) the Vendor shall continue to pay the Guaranteed Monthly Rental to the Purchaser in full notwithstanding the occurrence of the events or circumstances stated above for so long as the BI Policy remains in full

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          force and effect (unless the BI Policy is vitiated or rendered invalid or if payment of the policy moneys thereunder is refused as a result of any act or default of the Agent) and subject only to the deduction (if applicable) referred to in paragraph (ii) above.

6.4 Any substantial building and/or renovation works to the Property or any part thereof ("Substantial Works") shall require the joint approval of the Vendor and the Purchaser. If Substantial Works are required (whether initiated by the Purchaser or required by applicable law or relevant governmental authorities), the Vendor and the Purchaser shall jointly appoint an independent firm of qualified surveyors in Hong Kong to assess the loss of rental as a result of such Substantial Works (the "Rental Loss") and the Vendor shall be entitled to deduct the Rental Loss from the Guaranteed Monthly Rental next due and payable following the assessment. The assessment of the surveyors shall be final and binding on the parties and the costs of the surveyor shall be borne by the Vendor and the Purchaser in equal shares.

7. Save with the prior written consent of the Vendor and the Purchaser (such consents not to be unreasonably withheld or delayed), the Vendor shall procure that the Agent shall not carry out any substantial building or renovation works to the Property or any part thereof.

8. This Deed shall be a continuing undertaking for the Guaranteed Period unless earlier terminated in any of the following events:- (i) on the termination by the Purchaser (as the Owner under the Deed of Appointment) of the appointment of the Agent under Clause 15 (a) of the Deed of Appointment or (ii) upon TMW Asia Property Fund I GmbH & Co., KG. ceasing to be the ultimate beneficial owner of at least 50% of the entire issued share capital of the Purchaser, or (iii) the Purchaser ceasing to be the legal and/or beneficial owner of the Property, and calculation of the amount payable by the Vendor to the Purchaser under Clause 2 shall be pro-rated to the date of expiry of the Guaranteed Period or the date of termination, whichever is the earlier.

9. The last installment of the Guaranteed Monthly Rental shall be payable on the last day of the Guaranteed Period or on the date on which this Deed is terminated, whichever is the earlier, after deducting any sum provided in Clause 6 (if applicable). The Vendor shall provide an apportionment account to the Purchaser on or before the date of payment of the last installment of the Guaranteed Monthly Rental.

10. (1) In consideration of the Purchaser entering into the Agreement and this Deed with the Vendor, the Guarantor hereby:-

         (a) guarantees to the Purchaser the due and punctual performance and observance by the Vendor of its obligations, commitments and undertakings under and/or pursuant to this Deed;

         (b) indemnifies the Purchaser against all and any actions, proceedings, claims, liabilities, losses, damages, costs and expenses which the Purchaser may suffer or incur as a result of or in relation to any breach or default by the Vendor of its obligations, commitments or undertakings under or pursuant to this Deed.

         (2) If and whenever the Vendor defaults for any reason whatsoever in the

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performance of any of its obligation or liability undertaken or expressed to be undertaken by it under or pursuant to this Deed, the Guarantor shall forthwith upon written demand from the Purchaser perform (or procure performance of) and satisfy (or procure the satisfaction of) the obligation or liability in regard to which such default has been made in the manner prescribed by this Deed and so that the same benefits shall be conferred on the Purchaser as it would have received if such obligation or liability had been duly performed and satisfied by the Vendor.

         (3) As a separate and independent stipulation, the Guarantor agrees that any obligation expressed to be undertaken by the Vendor (including, without limitation, any moneys expressed, to be payable under this Deed) which may not be enforceable against or recoverable from the Vendor by reason of any legal limitation, disability or incapacity on or of the Vendor or any other fact or circumstance shall nevertheless be enforceable against and recoverable from the Guarantor as though the same had been incurred by the Guarantor and the Guarantor was the sole or principal obligor in respect thereof and shall be performed or paid or procured to be performed and paid by the Guarantor on written demand from Purchaser.

         (4) The obligations of the Guarantor under this Deed are and will remain in full force and effect by way of continuing security until all obligations, commitments, undertakings, warranties and indemnities under this Deed shall have been performed or satisfied and no sum remains payable by the Vendor under or pursuant to this Deed.

         (5) The Guarantor shall not be discharged, nor shall `its liabilities be affected, by anything, which would not discharge it or affect its liability if it were the `sole principal debtor including, any time, indulgence, waiver or consent at any time given to the Vendor or any other person; any written amendment to any provision of this Deed (unless without consent of the Guarantor), the making or absence of any demand on the Vendor or any other person for payment, the enforcement or absence of enforcement of this Deed against the Vendor, the insolvency, winding-up, amalgamation, reconstruction or reorganisation of the Vendor (or the commencement' of any of the foregoing), the illegality, invalidity or unenforceability of or any defect in any provision of this Deed or any of the obligations of the Vendor, or by reason of any other dealing, matter or thing which, but for the provisions of this Clause 10(5), could or might operate to affect or discharge all or any part of the obligations and liabilities of the Guarantor hereunder.

11. No failure or delay on the part of the Vendor or the Purchaser to exercise any power, right or remedy under this Deed shall operate as a waiver thereof, nor shall any single or partial exercise by the Vendor or the Purchaser of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The remedies provided in this Deed are cumulative and are not exclusive of any remedies provided by law.

12. No assurance, security or payment which may be avoided under any enactment relating to bankruptcy or winding up and no release, settlement or discharge which may have been given or made on the faith of any such assurance, security or payment shall prejudice or affect the rights of the Vendor or the Purchaser to recover from the other party or from the Guarantor to the full extent of this Deed.

13. This document is to be returnable to the Vendor for cancellation when all

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obligations, commitments, undertakings, warranties and indemnities under this
Deed shall have been performed or satisfied and no sum remains payable by the Vendor under or pursuant to this Deed.

14. This Deed is personal to the Purchaser and neither the benefit nor the obligations hereof shall be assigned by the Purchaser provided that the Purchaser may assign its rights and benefits under this Deed in favour of the mortgagees from time to time of the Property and the mortgagees of the Purchaser may also assign the rights and benefits of this Deed when it exercises the power of sale to the subsequent purchaser but not further or otherwise.

15. If the Purchaser terminates the appointment of the Agent pursuant to Clause 15(c) of the Deed of Appointment, the Guarantor shall nominate three companies (which may be subsidiaries of the Guarantor) to act as the agent of the Purchaser for the remainder of the Guaranteed Period on the same terms and conditions as the Deed of Appointment. The Purchaser may in its discretion appoint one of the companies nominated by the Guarantor or such other company as the Purchaser may consider appropriate to be the replacement agent provided that if the Purchaser elects to appoint a company not nominated by the Guarantor then the Vendor and the Guarantor shall forthwith cease to have any further obligations under this Deed.

16. This Deed shall be governed by and construed in accordance with the laws of Hong Kong and the parties hereto agree to submit to the non-exclusive jurisdiction of the courts of Hong Kong.

17. The Vendor hereby expressly excepts and reserves unto itself the right, after the Guaranteed Period, at its own costs and expense to claim from the Tenants/Licensees of the Property any arrears of rent and other monies due and owing under the Letting Agreements up to and inclusive of the date of expiry of the Guaranteed Period and all damages in respect of any breach of the Letting Agreements before expiry of the Guaranteed Period. The Purchaser shall give all reasonable assistance to the Vendor to recover such arrears of rent and other monies from the Tenants/Licensees on condition that the Vendor pays all costs and expenses in connection with such recovery The obligations of the Purchaser contained in this Clause shall remain effective notwithstanding the expiry of the Guaranteed Period. In the event the Tenants/Licensees shall settle and pay to the Purchaser any arrears of rent (which accrued on or before the date of expiry of the Guaranteed Period) the Purchaser shall account and refund to the Vendor such arrears of rent collected by the Purchaser within 7 days of receipt.

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                                    SCHEDULE

                                    The Land

ALL THAT Portion of the Remaining Portion of Quarry Bay Marine Lot No.1 as shown coloured Red on Plan 1 annexed to the Lease (as defined in the Agreement)

                                  The Premises

ALL THOSE the following portions of the building known as Dorset House (which comprises a 4 level basement car park, a podium and 2 contiguous tower blocks above the podium) (the "Building") erected on Portions of Section S and the Remaining Portion of Quarry Bay Marine Lot No. 1:

(1) All Those portions of the Building now known as PCCW Tower (formerly known at the date of the Lease as Hong Kong Telecom Tower (Tower A)) as shown coloured Yellow on Plans 2 to 51 annexed to an Agreement for Lease dated 21st May 1992 and registered in the Land Registry by Memorial No. 5342490 as supplemented by a Supplemental Agreement dated 13th December 2000 and registered in the Land Registry by Memorial No. 8276621 and the Lease dated 13th December 2000 and registered in the Land Registry by Memorial No. 8276622 as rectified by a Deed of Rectification and Confirmation dated 12th March 2001 and registered in the Land Registry by Memorial No. 8340656 issued pursuant thereto (the Lease Memorial No. 8276622 as so rectified "the Lease"); and

(2) All Those loading and unloading bays on the Ground Floor of the Building as shown coloured Yellow hatched Black on Plan 6 annexed to the Lease; and

(3) All Those car parking spaces on Basement Levels 1 to 4 of the Building as shown coloured Yellow hatched Black on Plans 2 to 5 annexed to the Lease

HELD for the residue of the term created under the Lease.

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IN WITNESS the parties hereto have caused these presents to be duly executed the day and year first above written.

SEALED with the Common Seal of                   )

PARTNER LINK INVESTMENTS                         )

LIMITED and SIGNED by                            )

ALEXANDER ANTHONY ARENA AND                      ) /s/ ALEXANDER ANTHONY ARENA

LEE CHI HONG, ROBERT                             ) /s/ LEE CHI HONG, ROBERT

director(s)                                      )  [SEAL]

whose signature(s) is/are                        )

verified by                                      )


/s/ LUI YIU FAI


LUI YIU FAI
Solicitor, Hong Kong SAR
Woo, Kwan, Lee & Lo

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SEALED with the Common Seal of                   )

RICHLY LEADER LIMITED                            )

SIGNED by Miss Wong Ping                         ) /s/ Miss Wong Ping

director(s)/person(s) duly authorized by its     ) [SEAL]

board of directors whose signature(s) is/are     )

verified by                                      )

/s/ Cheung Yun Kwan, Monica

Cheung Yun Kwan, Monica
Koo and Partners
in association with
Paul, Hastings, Janofsky & Walker LLP

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SEALED with the Common Seal of                   )

IPSWICH HOLDINGS LIMITED and                     )

SIGNED by ALEXANDER ANTHONY                      ) /s/ ALEXANDER ANTHONY ARENA

ARENA and LEE CHI HONG, ROBERT                   ) /s/ LEE CHI HONG, ROBERT

director(s)                                      )  [SEAL]

whose signature(s) is/are                        )

verified by                                      )


/s/ LUI YIU FAI


LUI YIU FAI
Solicitor, Hong Kong SAR
Woo, Kwan, Lee & Lo



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